Pricing Supplement No. 8 Dated September 5, 2000
(To Prospectus dated July 20, 1993)

                                                Filed Pursuant to Rule 424(b)(3)
                                                       Registration No. 33-49367


Public Service Electric and Gas Company
Secured Medium-Term Notes, Series A


================================================================================
CUSIP Number:  74456Q AH 9             Interest Rate: 7.19%
Principal Amount:  $290,000,000        Interest Payment Dates: January 1 and
                                       July 1, commencing January 1, 2001
                                       Maturity Date: September 6, 2002
Price to Public: 100% of Principal     Trade Date: August 30, 2000
Amount                                 Original Issue Date: September 6, 2000
These Notes are DTC Eligible and will  Net Proceeds to Company: $289,275,000
be issued in Book-Entry Form Only      Agents' Discount or Commission: $725,000
                                       Interest From:  September 6, 2000
================================================================================


Optional Redemption Provisions:
------------------------------

     The Notes will not be subject to redemption prior to maturity either as a whole or in part at the option of Public Service Electric and Gas Company ("Company").

Certain Financial Information:
-----------------------------

     The following documents heretofore filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed pursuant to the Securities Exchange Act of 1934 ("1934 Act").

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, filed pursuant to the 1934 Act.

          3. The Company's Current Reports on Form 8-K dated August 21, 2000 and September 5, 2000 filed pursuant to the 1934 Act.

     The Company, pursuant to the restructuring order issued by the New Jersey Board of Public Utilities (BPU), has, effective August 21, 2000, transferred its electric generating facilities to PSEG Power LLC (Power), an unregulated power producing affiliate. The generating assets were transferred at the price specified in the BPU order - $2.443 billion plus $343 million for other generation related assets such as fuel, materials, and supplies. The transfer was in exchange for a promissory note from Power in an amount equal to the purchase price. Until such note is paid, the assets transferred remain subject to the lien of the Company's First and Refunding Mortgage. The Company's Current Report on Form 8-K filed September 5, 2000 contains unaudited pro forma condensed consolidated financial statements illustrating the impact of the asset transfer on the Company's statements of income for the year ended December 31, 1999 and the six months ended June 30, 2000 and on the Company's balance sheet as of June 30, 2000.

     The Notes are being  issued  under the  Company's  Medium Term Note Program
(MTNs). The MTNs are secured by a series of the Company's First and Refunding Mortgage Bonds. The MTN Program is currently rated A3 by Moody's Investors Service and A- by Standard and Poor's. These ratings reflect the respective views of those rating agencies, from whom an explanation of the significance of their ratings can be obtained. There is no assurance that these ratings will continue for any period of time or that they will not be revised or withdrawn entirely by such rating agencies if, in their respective judgments, circumstances so warrant.


Use of Proceeds:
---------------

     The net proceeds from the sale of the Notes will be added to the general funds of the Company and will be used to redeem a portion of its then outstanding short-term debt. As of July 31, 2000, the Company's outstanding short-term debt totaled approximately $1.725 billion.

Agents:
------

     [X] Merrill Lynch & Co.

     [X] Salomon Brothers Inc.

     [X] Morgan Stanley & Co Incorporated

Agents' Capacity: Principal
---------------------------